NATIONAL RURAL UTILITIES
COOPERATIVE FINANCE CORPORATION,
as Seller and Master Servicer

and

FEDERAL AGRICULTURAL MORTGAGE CORPORATION,
as Purchaser

MASTER SALE AND SERVICING AGREEMENT

Dated as of July 24, 2009

MASTER SALE AND SERVICING AGREEMENT (this "Master Agreement") made and entered into as of July 24, 2009 by and between NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, a cooperative association organized and existing under the laws of the District of Columbia (referred to herein as "CFC," "Master Servicer" or the "Seller"), and FEDERAL AGRICULTURAL MORTGAGE CORPORATION, a federally chartered instrumentality of the United States (referred to herein as "Farmer Mac" or the "Purchaser").

WHEREAS, Seller desires from time to time to sell to Purchaser, and Purchaser desires from time to time to purchase from Seller, certain loans pursuant to the terms, conditions and provisions of this Master Agreement and each related Commitment Letter (as defined herein).

NOW, THEREFORE, the parties to this Master Agreement, in the capacities hereinabove set forth, in consideration of the mutual agreements and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, do hereby undertake and otherwise agree as follows:

ARTICLE I
Defined Terms

Section 1.01. General Definitions.  Whenever used in this Master Agreement, the following words and phrases shall have the following meanings:

10 Business Day Notice:  The notice specified in Section 5.01(d).

Accounting Requirements:  Any system of accounts prescribed by a federal regulatory authority having jurisdiction over the Member or, in the absence thereof, the requirements of GAAP applicable to businesses similar to that of the Member.

Additional Collateral Documents:  With respect to any Qualified Loan, any security documents (including any UCC-1, UCC-2 or UCC-3 financing statement), other than those listed in clauses (i) through (iv) of Section 2.03(b), that evidence the creation or perfection of a security interest in the related Mortgaged Property and are in the possession of or within the control of the Purchaser.

Advance:  With respect to any Qualified Loan, as defined in the applicable Loan Agreement.

Affiliate:  With respect to any particular Person, (a) any Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person or (b) any person who is a director or officer or general partner (i) of such Person, (ii) of any subsidiary of such Person, or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote 5% or more of the securities having ordinary voting power to elect the directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

Amortization Expense:  Determined in accordance with Accounting Requirements.

Amount Held for Future Distribution:  As to any Distribution Date, the total of all amounts held in either the Collection Account or the Investment Account on that Distribution Date on account of (i) Installment Payments due after the preceding Due Date and (ii) Principal Prepayments received after the preceding Due Date.

Assignment:  With respect to the Qualified Loans sold hereunder on each Sale Date, an assignment by the Seller substantially in the form of Exhibit 1 hereto.

Authorized Officer:  The Chairman of the Board, the President, any Executive Vice President, any Senior Vice President or any Vice President.

Average Equity to Total Assets Ratio:  The average of a Borrower’s Equity to Total Assets Ratio for the most recent three (3) full calendar years for which financial information is available.

Average Equity to Total Capitalization Ratio:  The average of a Borrower’s Equity to Total Capitalization Ratio for the most recent three (3) full calendar years for which financial information is available.

Average Long-Term Debt to Net Utility Plant Ratio:  The average of a Borrower’s Long-Term Debt to Net Utility Plant Ratio for the most recent three (3) full calendar years for which financial information is available.

Average Modified Debt Service Coverage Ratio—Distribution:  The average of a Borrower’s Modified Debt Service Coverage Ratio—Distribution for the most recent three (3) full calendar years for which financial information is available.

Average Modified Debt Service Coverage Ratio—G&T:  The average of a Borrower’s Modified Debt Service Coverage Ratio—G&T for the most recent three (3) full calendar years for which financial information is available.

Borrower:  The obligor or obligors under a Qualified Loan.

Borrower Rating:  The borrower rating assigned by the Seller to a Qualified Loan from time to time in accordance with the Seller’s internal risk rating system.

Business Day:  Any day other than (i) a Saturday or a Sunday, (ii) a day on which the Federal Reserve Bank of New York authorizes banking institutions in the Second Federal Reserve District to be closed, (iii) a day on which banking institutions in the District of Columbia or the State of New York are required or authorized by law to be closed, or (iv) a day on which the principal offices of the Purchaser or the Master Servicer are closed.

Cash Liquidation Proceeds:  All cash proceeds recovered by the Master Servicer with respect to the termination of any Defaulted Loan, including all Other Insurance Proceeds, Condemnation Proceeds and other payments or recoveries whether made at one time or over a period of time, in connection with the sale or assignment of such Defaulted Loan, trustee's sale, foreclosure sale or otherwise.

Change in Control:  Either (i) the consummation of a reorganization, merger, or consolidation unless immediately after such reorganization, merger, or consolidation the Master Servicer remains a cooperative organization and more than 75 percent of its members are rural electric or rural telephone cooperatives; or (ii) the sale or other disposition of all or substantially all of the assets of the Master Servicer.

CFC:  The meaning set forth in the preamble hereto.

Class A Member:  Any Class A Member of CFC as described in CFC's Bylaws currently in effect.

Class B Member:  Any Class B Member of CFC as described in CFC's Bylaws currently in effect.

Code:  The Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

Collection Account:  The Eligible Account or Accounts created and maintained pursuant to Section 5.02(b).  Funds required to be deposited in the Collection Account shall be held in trust for Farmer Mac.

Collection Period:  With respect to any Distribution Date, the period from and including the second Business Day of the month immediately preceding such Distribution Date through and including the first Business Day of the month of the Distribution Date.

Commitment Letter:  A commitment letter, substantially in the form of Exhibit 2, between the Seller and the Purchaser relating to the Qualified Loans to be conveyed on the related Sale Date.  If a Commitment Letter relates to more than one Qualified Loan, the Commitment Letter may have attached one or more schedules that collectively set forth all of the requisite information with respect to each Qualified Loan.

Compliance Certification:  The annual certification by a Borrower to CFC under the related Loan Agreement.

Condemnation Proceeds: All awards or settlements in respect of a taking of an entire Mortgaged Property by exercise of the power of eminent domain or condemnation.

Custodial Agreement:  The Custodial Agreement by and between the Purchaser and the Custodian, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof.

Custodian:  U.S. Bank National Association, in its capacity as Custodian under the Custodial Agreement.

Customary Servicing Procedures:  With respect to the Master Servicer, the customary and usual standards of practice employed by the Master Servicer when servicing and administering loans in the Master Servicer's portfolio of a type comparable to the Qualified Loans sold pursuant to this Master Agreement.

Defaulted And Qualified Loan Exception Report:  The report provided on an Exception Basis to Farmer Mac by the Master Servicer pursuant to Section 5.01(g), providing information with respect to all Defaulted Loans and Qualified Loans identified by Farmer Mac as “watch-listed” loans.  The Defaulted And Qualified Loan Exception Report shall be provided in an electronic format agreed upon between the parties, substantially in the form of Exhibit 3.

Defaulted Loan: Any Qualified Loan as to which (i) any payment or part thereof, remains unpaid for thirty (30) days or more after the original due date for such payment, (ii) the related Borrower is subject to any bankruptcy or insolvency proceeding, (iii) the lien of the related Mortgage has been foreclosed, the related Mortgaged Property has been sold pursuant to a power of sale or trustee's sale or repossessed, or proceedings for foreclosure, sale or repossession have been commenced, or (iv) the Master Servicer has determined, consistent with Customary Servicing Procedures, that such Qualified Loan is not collectible.

Defective Loan:  Any loan which is required to be cured or repurchased pursuant to Section 2.03(c) or Section 4.03(j).

Depreciation and Amortization Expense:  The amount constituting the depreciation and amortization of the applicable Member computed in accordance with Accounting Requirements.

Distribution Account:  The account or accounts established by Farmer Mac into which the Master Servicer will make deposits on each Distribution Date pursuant to Section 5.05.

Distribution Date:  The 15th day (or if such 15th day is not a Business Day, the next succeeding Business Day) of each month.

Due Date:  With respect to any Qualified Loan, any date upon which any Installment Payment is due in accordance with the terms of the related Mortgage Note or Loan Agreement.  Unless otherwise specified in the applicable Commitment Letter, the Due Date for a Qualified Loan shall be on the first calendar day of a month, provided, however, that if not a Business Day, then such Due Date shall be the next succeeding Business Day.  The Due Date for a Qualified Loan is sometimes referred to as the “Payment Date” in the applicable Loan Agreement.

Eligible Account:  An account that is a segregated account (including a securities account) with an Eligible Depository that is either (i) maintained with a depository institution the obligations of which would qualify as Permitted Investments pursuant to clause (iii) of the definition thereof, (ii) an account or accounts the deposits in which are insured by the Federal Deposit Insurance Corporation, or (iii) an account or accounts in a depository institution acting in its fiduciary capacity in which the deposits in such accounts are held in trust and are invested in an account as described in (i) or (ii) above or in Permitted Investments.  Funds deposited in each Eligible Account shall be held in trust pending application in accordance with the provisions of this Master Agreement.

Eligible Class A Member:  Each Class A Member that satisfies the following criteria on the Sale Date of such Member's Qualified Loan:

(i) Such Member’s Average Long-Term Debt to Net Utility Plant Ratio does not exceed 90%;

(ii)  Such Member’s Average Modified Debt Service Coverage Ratio—Distribution is at least 1.35;

(iii) Such Member’s Average Equity to Total Assets Ratio is at least 20%; and

(iv) Such Member’s Qualified Loan has a Facility Rating of "4.9" or lower.

Eligible Class B Member:  Each Class B Member that satisfies the following criteria on the Sale Date of such Member's Qualified Loan:

(i) Such Member’s Average Equity to Total Capitalization Ratio at least 25%;

(ii) Such Member’s Average Modified Debt Service Coverage Ratio—G&T is at least 1.10;

(iii) Such Member’s Average Equity to Total Assets Ratio is at least 10%; and

(iv) Such Member’s Qualified Loan has a Facility Rating of "4.9" or lower.

Eligible Depository:  Any Reserve Bank or any other depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, which institution or company is approved in writing by an Authorized Officer of the Purchaser.

Equities and Margins:  Determined in accordance with Accounting Requirements.

Equity:  With respect to any Member, the aggregate of such Member's equities and margins computed pursuant to Accounting Requirements.

Equity to Total Assets Ratio: Determined in accordance with Accounting Requirements.

Equity to Total Capitalization Ratio:  Determined in accordance with Accounting Requirements.

Exception Basis:  With respect to the Defaulted And Qualified Loan Exception Report provided by the Servicer hereunder, a report that is required only in the event that information or data exists for the reporting period to which such report relates.

Facility Rating:  The facility rating assigned by the Seller to a Qualified Loan from time to time in accordance with the Seller’s internal risk rating system.

Farmer Mac:  The Federal Agricultural Mortgage Corporation, a federally chartered instrumentality of the United States, together with its successors and assigns.

Form 7:  The reporting form designated as such by RUS, or in the event a Borrower does not borrow from RUS, the reporting form designated as such by CFC for its Class A Members.

GAAP:  Generally accepted accounting principles in the United States as in effect from time to time.

Governmental Authority:  Any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

Insolvency Event:  With respect to any Person, such Person (a) generally is not paying their debts as such debts become due or (b) admits in writing their inability to pay their debts generally, (c) makes a general assignment for the benefit of creditors, (d) files a voluntary petition in bankruptcy, (e) is adjudged as bankrupt or insolvent, or has had entered against such Person an order for relief in any bankruptcy or insolvency proceeding, (f) files a petition or answer seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, (g) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against such Person in any proceeding specified in clause (i) below, (h) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of such Person or of all or any substantial part of the assets of such Person or (i) fails to obtain dismissal within sixty (60) days of the commencement of any proceeding against such Person seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, or the entry of any order appointing a trustee, liquidator or receiver of such Person or of such Person's assets or any substantial portion thereof.

Installment Payment:  With respect to any Qualified Loan and any Due Date, any payment of principal and/or interest thereon in accordance with the amortization schedule of such Qualified Loan (after adjustment for any curtailments occurring prior to the Due Date but before adjustment to such amortization schedule by reason of any bankruptcy or similar proceeding or any moratorium or similar waiver or grace period).

Interest Expense:  Determined in accordance with Accounting Requirements.

Investment Account:  The Eligible Account or Accounts created and maintained pursuant to Section 5.02(c).  Funds required to be deposited in the Investment Account shall be held in trust for Farmer Mac.

Key Ratio Trend Analysis:  An annual report generated by the Seller containing key financial and operating ratios and other growth indicators for each Borrower.

Loan Agreement:  An original loan agreement to which the applicable Borrower is a party and providing for the Qualified Loan which is evidenced by the related Mortgage Note and secured by the related Mortgage.

Loan Interest Rate:  With respect to any Qualified Loan, the per annum rate of interest borne thereby as specified in the Mortgage Note or the Loan Agreement relating to such Qualified Loan.

Loan Setup File:  The information about each Qualified Loan serviced by the Master Servicer, as provided to Farmer Mac by the Master Servicer pursuant to Section 5.01(g).  The Loan Setup File shall be provided in an electronic format agreed upon between the parties, substantially in the form of Exhibit 4.

Long-Term Debt: With respect to any Qualified Loan and any Member, is determined in accordance with the Uniform System of Accounts prescribed at the time by RUS or, if such Member is not required to maintain its accounts in accordance with said Uniform System of Accounts, otherwise determined in accordance with GAAP.

Long-Term Debt to Net Utility Plant Ratio:  With respect to a Borrower, means the ratio obtained by dividing the amount of such Borrower’s Long-Term Debt by its Net Utility Plant, and expressing the quotient as a percentage.

Master Agreement:  This Master Sale and Servicing Agreement, as it may be modified, amended or supplemented in accordance with the applicable provisions hereof.

Master Servicer:  National Rural Utilities Cooperative Finance Corporation.

Master Servicer's Loans:  As defined in Section 5.01(b).

Master Servicer’s Report:  The report regarding activity with respect to each Qualified Loan, as provided monthly to Farmer Mac by the Master Servicer pursuant to Section 5.01(g).  The Master Servicer’s Report shall be provided in an electronic format agreed upon between the parties, substantially in the form of Exhibit 5.

Member:  Any Person who is member of Seller.

Modified Debt Service Coverage Ratio—Distribution:  With respect to each Class A Member, the ratio determined as follows: for any calendar year the sum of (i) Operating Margins, (ii) Non-Operating Margins—Interest, (iii) Interest Expense, (iv) Depreciation and Amortization Expense, and (v) cash received in respect of generation and transmission and other capital credits, and divide the sum so obtained by the sum of all payments of Principal and Interest Expense required to be made during such calendar year; provided, however, that in the event that any amount of Long-Term Debt has been refinanced during such year, the payments of Principal and Interest Expense required to be made during such year on account of such refinanced amount of Long-Term Debt shall be based (in lieu of actual payments required to be made on such refinanced amount of Long-Term Debt) upon the larger of (i) an annualization of the payments required to be made with respect to the refinancing debt during the portion of such year such refinancing debt is outstanding or (ii) the payment of Principal and Interest Expense required to be made during the following year on account of such refinancing debt.

Modified Debt Service Coverage Ratio—G&T:  With respect to each Class B Member, the ratio determined as follows: for any calendar year the sum of (i) Operating Margins, (ii) Non-Operating Margins—Interest, (iii) Interest Expense, (iv) Depreciation and Amortization Expense, and (v) cash received in respect of generation and transmission and other capital credits, and divide the sum so obtained by the sum of all payments of Principal and Interest Expense required to be made during such calendar year; provided, however, that in the event that any amount of Long-Term Debt has been refinanced during such year, the payments of Principal and Interest Expense required to be made during such year on account of such refinanced amount of Long-Term Debt shall be based (in lieu of actual payments required to be made on such refinanced amount of Long-Term Debt) upon the larger of (i) an annualization of the payments required to be made with respect to the refinancing debt during the portion of such year such refinancing debt is outstanding or (ii) the payment of Principal and Interest Expense required to be made during the following year on account of such refinancing debt.

Mortgage:  An original mortgage, deed of trust or other instrument that constitutes a first lien on an interest in real property securing a Mortgage Note.  Such Mortgage may be an RUS form of mortgage, a CFC form of mortgage or the form specified by another lender and agreed to by CFC.  It is understood that the Mortgages provide that one or more promissory notes may be secured by such Mortgage without being specifically identified in such Mortgage and without such Mortgage being amended to reflect such fact.

Mortgage File:  The mortgage documents listed in Section 2.03(b) pertaining to the applicable Qualified Loan.

Mortgage Note:  The originally executed secured promissory note or other evidence of indebtedness of a Borrower under a Qualified Loan, together with all riders thereto and amendments thereof.

Mortgaged Property:  The underlying real property, improvements, fixtures and personal property, as more particularly described in each Mortgage, that constitutes the collateral securing the related Qualified Loan.

Net Loan Interest Rate:  With respect to any Qualified Loan, the Loan Interest Rate applicable to such Qualified Loan, net of the Servicing Fee Rate applicable to such Qualified Loan.

Net Utility Plant:  The amount constituting the total utility plant of the Borrower, less depreciation computed in accordance with Accounting Requirements.

Non-Operating Margins—Interest:  The amount representing the interest component of Non-Operating Margins of the applicable Member computed in accordance with Accounting Requirements.

Officer's Certificate:  With respect to any Person, a certificate signed by the Governor, the Chairman of the Board, the Vice Chairman of the Board, the President, any Executive Vice President, Senior Vice President, Vice President or Second Vice President, and any of the Treasurer, the Secretary, or any of the Assistant Treasurers or Assistant Secretaries of such Person delivered pursuant to this Master Agreement.

Operating Margins:  Determined in accordance with Accounting Requirements.

Opinion of Counsel:  A written opinion of counsel of a law firm reasonably acceptable to the recipient thereof.  Any Opinion of Counsel may be provided by in-house counsel of a Person if reasonably acceptable to the addressee thereof.

Other Insurance Proceeds:  Proceeds of any hazard policy or other insurance policy covering a Mortgaged Property, to the extent such proceeds are not to be applied to the restoration of such Mortgaged Property or released to the Borrower in accordance with the procedures that the Master Servicer would follow in servicing Qualified Loans held for its own account.

Other Pledged Obligations:  With respect to any Borrower, any notes or bonds of such Borrower payable to the Seller which are pledged to secure any other notes or bonds issued by the Seller to Farmer Mac or any Affiliate thereof.

Other Sold Obligations:  With respect to any Borrower, any notes or bonds of such Borrower payable to the Seller which are sold by the Seller or any Affiliate thereof to Farmer Mac or any Affiliate thereof or to any trust whose beneficial ownership is owned or controlled by Farmer Mac or an Affiliate thereof.

Permitted Investments:  One or more of the following, but only to the extent permitted by applicable regulations:

(i)                 obligations of, or guaranteed as to principal and interest by, Farmer Mac or the United States or any agency or instrumentality thereof;

(ii)                   repurchase agreements on obligations specified in clause (i), which repurchase agreements will mature not later than the day preceding the immediately following Remittance Date, provided that (a) the unsecured short-term obligations of the party agreeing to repurchase such obligations are at the time rated not less than A-1 by Standard & Poor’s and not less than Prime-1 by Moody’s, (b) such repurchase agreements are effected with a primary dealer recognized by a Federal Reserve Bank or (c) such repurchase agreements are secured by obligations specified in clause (i) above at not less than 102% of market value determined on a daily basis;

(iii)                    demand and time deposits in, certificates of deposit of, or bankers’ acceptances maturing in not more than 60 days and issued by, any depository institution or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as at the time of such investment or contractual commitment providing for such investment the commercial paper or other short-term debt obligations of such depository institution or trust company (or, in the case of a depository institution that is the principal subsidiary of a holding company, the commercial paper or other short-term obligations of such holding company) have a rating of not less than A-1 from Standard & Poor’s and a rating of not less than Prime-1 from Moody’s;

(iv)                    commercial paper (having remaining maturities of not more than 60 days) of any corporation incorporated under the laws of the United States or any state thereof, which on the date of acquisition has been rated not less than A-1 from Standard & Poor’s and not less than Prime-1 by Moody’s; and

(v)                   securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof if such securities are rated in the highest long-term unsecured rating categories at the time of investment or the contractual commitment providing for such investment by Standard & Poor’s and Moody’s; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then outstanding principal amount of securities issued by such corporation and held as part of the Collection Account to exceed 10% of  the outstanding principal balance of the Qualified Loans being serviced under this Master Agreement (it being understood that the entity directing the investment shall be responsible for compliance with the foregoing restriction on investments);

  (vi)                    units of a taxable money-market portfolio rated “P-1” by Moody’s and “AAAm” by Standard & Poor’s and restricted to investments in obligations issued or guaranteed by the United States of America or entities whose obligations are backed by the full faith and credit of the United States of America and repurchase agreements collateralized by such obligations;

(vii)                 units of a taxable money-market portfolio restricted to investments which would be “Permitted Investments” under paragraphs (i) through (vi) of this definition of “Permitted Investments”; and

 (viii)                 any other obligation or security that is acceptable to (and specified in writing by) Farmer Mac and that is an eligible non-program investment for Farmer Mac under applicable investment management regulations promulgated by the Farm Credit Administration (currently 12 C.F.R. § 652.35).

The foregoing is qualified to the extent that no instrument described above shall be a Permitted Investment if such instrument evidences either (x) a right to receive only interest payments with respect to the obligations underlying such instrument or (y) both principal and interest payments derived from obligations underlying such instrument and the interest and principal payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations.

Person:  Any legal person, including any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or Governmental Authority.

Prepayment Premium:  With respect to any Qualified Loan, any premium or yield maintenance payment paid or payable, as the context requires, by the related Borrower in connection with any Principal Prepayment, as specified in the related Commitment Letter and Loan Agreement.

Principal and Interest Expense:  Determined in accordance with Accounting Requirements.

Principal Prepayment:  Any payment or other recovery of principal on a Qualified Loan which is received in advance of its scheduled Due Date, which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price:  The amount required to be paid by the Purchaser to the Seller for the purchase of Qualified Loans, as set forth in the related Commitment Letter for such Qualified Loans.

Purchaser:  Farmer Mac.

Qualified Loan:  A loan, or an interest in a loan, for an electric or telephone facility that satisfies the following criteria:

i.	The Borrower is either an Eligible Class A Member or an Eligible Class B Member that has received, or is eligible to receive, a loan from RUS under the Rural Electrification Act of 1936.

ii.
Such loan is a fixed or variable rate term loan that was closed by the Seller.  At the time of sale, such loan has an outstanding principal amount of up to $15 million (or any higher amount permitted by Farmer Mac and specified as the Purchase Price for a Qualified Loan in the applicable Commitment Letter) and a remaining period until maturity in the range of one (1) to thirty-five (35) years, provided that if such loan provides for an interest rate reset, the resets shall occur no more frequently than once every month.  Such loan is secured by substantially all of the assets of the Borrower.  Such assets may also secure one or more prior or future loans made by the Seller, RUS or another party to the same Borrower.

iii.	Such loan is payable in full upon maturity or amortizes on a level principal or level debt service basis.

iv.
Interest is payable on such loan monthly, semi-annually or annually, as specified in the applicable Commitment Letter.  Unless otherwise specified in the related Commitment Letter, interest due under the loan shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.

v.	The documentation for such loan provides that in the event of prepayment of a fixed rate loan on any date other than an interest reset date, the Borrower must pay a Prepayment Premium.

vi.	The full amount of such loan is advanced by the time of sale and no further draws are permitted.

vii.
At the time of the sale, the Seller will have at least one other loan to the same Borrower in the Seller's portfolio.  In addition, at the time of sale, it will be the intention of the Seller to maintain a credit relationship with such Borrower until such time as the loan to such Borrower purchased by the Purchaser pursuant to this Master Agreement is repaid in full.

viii.	No event of default with respect to such loan shall have been declared by the Seller and be continuing at the time of sale.

ix.
Such loan shall have been documented in accordance with the Seller's existing practices and procedures at the time such loan was closed, provided that prior to its sale hereunder to the Purchaser, the Mortgage Note and related Loan Agreement will be prepared and will include all of the provisions of a Qualified Loan contemplated by this Master Agreement.

x.
The principal balance of such loan, when aggregated with (x) the aggregate principal balance of all loans to the same Borrower previously sold hereunder, (y) the aggregate principal balance of all Other Pledged Obligations with respect to the same Borrower and (z) the aggregate principal balance of all Other Sold Obligations with respect to the same Borrower, will not exceed $35,000,000 (or any higher amount permitted by Farmer Mac and communicated to CFC in writing).

xi.
The principal balance of such loan, when aggregated with (x) the aggregate principal balance of all loans to the same Borrower previously sold hereunder and (y) the aggregate principal balance of all Other Sold Obligations with respect to the same Borrower, will not exceed $15,000,000 (or any higher amount permitted by Farmer Mac and communicated to CFC in writing).

xii.
With respect to any loan, the Borrower of which is a Class B Member, the principal balance of such loan, when aggregated with (x) the aggregate principal balance of all other loans to Class B Members previously sold hereunder, (y) the aggregate principal balance of all Other Sold Obligations with respect to Class B Members and (z) the aggregate principal balance of all Other Pledged Obligations with respect to Class B Members, will not exceed 20% (or any higher percentage permitted by Farmer Mac and communicated to CFC in writing) of the sum of (a) the aggregate principal balance of all loans sold hereunder, (b) the aggregate principal balance of all Other Pledged Obligations and (c) the aggregate principal balance of all Other Sold Obligations.

xiii.
With respect to any loan, the Borrower of which is a Class B Member, the principal balance of such loan, when aggregated with (x) the aggregate principal balance of all other loans to Class B Members previously sold hereunder and (y) the aggregate principal balance of all Other Sold Obligations with respect to Class B Members, will not exceed 10% (or any higher percentage permitted by Farmer Mac and communicated to CFC in writing) of the sum of (a) the aggregate principal balance of all loans sold hereunder, (b) the aggregate principal balance of all Other Pledged Obligations and (c) the aggregate principal balance of all Other Sold Obligations.

xiv.
Unless otherwise specified in the related Commitment Letter, the repayment terms of such Qualified Loan shall not provide a conversion option exercisable by the Borrower to convert to a different loan product.

Qualified Loan Receipts:  The sum of (i) all amounts paid by Borrowers on account of Qualified Loans that is on deposit in the Collection Account or the Investment Account on the Distribution Date, including Borrower Payments, Cash Liquidation Proceeds, and Other Insurance Proceeds, and (ii) any amount in respect of Defective Loans purchased by the Seller pursuant to Section 2.03(c) or Section 4.03(j), less the sum of (i) any Amount Held for Future Distribution and (ii) all amounts permitted to be retained or withdrawn by the Master Servicer pursuant to Section 5.04.

REO Property:  A Mortgaged Property acquired on behalf of the Purchaser through foreclosure or deed-in-lieu of foreclosure in connection with a Defaulted Loan.

Repurchase Price:  With respect to any Qualified Loan, the unpaid principal balance thereof together with accrued and unpaid interest thereon at the Loan Interest Rate to the date of repurchase.

Reserve Bank:  Any U.S. Federal Reserve Bank, including its branches.

Responsible Officer:  When used with respect to the Purchaser or the Master Servicer, any officer of such Person, including any Governor, Chairman or any President, any Executive Vice President, any Senior Vice President, Vice President, any Assistant Vice President, any Assistant Treasurer, any Assistant Secretary or any other officer of such party customarily performing functions similar to those performed by the persons who at the time shall be such officers.

RUS:  The Rural Utilities Service of the United States Department of Agriculture, acting by and through the Administrator of the Rural Utilities Service, and including any successor agencies or departments.

Sale Date:  Each closing date upon which the sale of one or more Qualified Loans is sold to Purchaser.  Each Sale Date shall occur on the first Business Day of a month unless otherwise specified in the related Commitment Letter.

SEC:  The United States Securities and Exchange Commission.

Securities Offering:  Any transaction in which Farmer Mac guarantees the payment of principal and interest on securities that represent interests in, or obligations fully backed by, any pool of loans that includes any Qualified Loan sold to the Purchaser hereunder and such securities are offered pursuant to a registration statement under the Securities Act of 1933, as amended.

Seller:  National Rural Utilities Cooperative Finance Corporation.

Servicer Default:  An event described in Section 5.11.

Servicing Advance Account:  The account established on the Master Servicer’s books and records by the Master Servicer in which it shall record all funds paid through advances of the Master Servicer in connection with the Qualified Loans.  All recoveries of such advances from the Borrower or reimbursements of such advances by Farmer Mac shall also be recorded to this account.  The account may be located in the same account as the Collection Account, but for which separate records (or entries) shall be maintained.

Servicing Advances:  With respect to each Qualified Loan, all customary and reasonable costs and expenses (including the reasonable fees and disbursements of counsel to the Master Servicer) incurred in accordance with the Customary Servicing Procedures of the Master Servicer in the performance by the Master Servicer of its servicing obligations consisting of or relating to (i) the preservation, restoration and protection of the related Mortgaged Property, (ii) any enforcement or remedial activities or judicial proceedings, including foreclosures and (iii) the amendment, modification, restructuring or work-out of such Qualified Loan.

Servicing Certificate:  A certificate completed and executed by a Servicing Officer on behalf of the Master Servicer in accordance with Section 5.15.  Each Servicing Certificate shall be substantially in the form of Exhibit 6 hereto (with such changes and modifications as the Master Servicer and the Purchaser shall agree).

Servicing Fee:  With respect to each Qualified Loan, the product of (i) the Servicing Fee Rate with respect to such Qualified Loan, and (ii) the outstanding principal amount of such Qualified Loan, as determined in the following sentence.  The Servicing Fee shall be payable on the Distribution Date corresponding to the Due Date that interest on such Qualified Loan is payable and computed on the basis of the same time period with respect to which interest on such Qualified Loan is computed, without giving effect to any principal amount of such Qualified Loan paid or payable on the applicable Due Date.

Servicing Fee Rate:  With respect to each Qualified Loan, a rate per annum as specified in the related Commitment Letter.

Servicing File:  The comprehensive set of files maintained in an organized format by the Master Servicer to properly document all current and pertinent information related to a Qualified Loan.  These files may consist of documents maintained in hard copy form or easily accessible electronic data and shall include at a minimum the following documents pertaining to each Qualified Loan:

i.	a copy of the most recent Compliance Certification by an officer of the related Borrower;

ii.	the most recent fiscal year-end certified audit of such Borrower;

iii.	a copy of the most recent unaudited annual financial statements of such Borrower (which may be set forth on a Seller form or Form 7);

iv.	copies of the Form 7 of such Borrower for each of the three most recent years;

v.	the most recent Key Ratio Trend Analysis, as available;

vi.	the most recent narrative with respect to such Borrower, as prepared by the Seller;

vii.	the most recent Borrower Rating of such Borrower;

viii.
all correspondence between the Master Servicer and such Borrower that pertains to the Qualified Loan sold under this Master Agreement, or to the collateral by which it is secured, from origination of the Qualified Loan until payoff or foreclosure; and

ix.	documentation of any loan servicing actions taken with respect to the Qualified Loan.

Servicing Officer:  Any officer of the Master Servicer involved in, or responsible for, the administration and servicing of the Qualified Loans whose name and specimen signature appears on a list of Servicing Officers furnished to the Purchaser by the Master Servicer from time to time.

Total Assets Ratio:  With respect to any Member, an amount constituting the total assets of such Member computed pursuant to Accounting Requirements.

Total Capitalization Ratio: With respect to any Member, the Total Margins and Equity as a percentage of the sum of (1) Total Margins and Equity plus (2) Long-Term Debt.

Total Margins and Equity: With respect to any Member, such Member's total margins and equity computed pursuant to Accounting Requirements.

Transaction Documents:  This Master Agreement, each Assignment and each Commitment Letter.

Section 1.02                                Other Definitional Provisions.

(a)           All terms defined in this Master Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(b) As used in this Master Agreement or other document made or delivered pursuant hereto or thereto, accounting terms not defined in this Master Agreement or in any certificate or other document, and accounting terms partly defined in this Master Agreement or in any such certificate or other document to the extent not defined, shall have the respective meanings given to them under GAAP.  To the extent that the definitions of accounting terms in this Master Agreement or in any certificate or other document are inconsistent with the meanings of such terms under GAAP in effect on the date hereof, the definitions contained in this Master Agreement or in any certificate or other document shall control.

(c) The words "hereof," "herein," "hereunder," and words of similar import when used in this Master Agreement shall refer to this Master Agreement as a whole and not to any particular provision of this Master Agreement; Section and Exhibit references contained in this Master Agreement are references to Sections and Exhibits in or to this Master Agreement unless otherwise specified; and the term "including" shall mean "including without limitation."

(d) The definitions contained in this Master Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.

ARTICLE II
Applicable Documentation; Sale of Qualifying Qualified Loans

Section 2.01.	Commitment to Purchase.

(a) From time to time, the Seller may present one or more loans for sale to the Purchaser.  If the Purchaser determines that such loans meet its eligibility criteria, then the Purchaser and the Seller may execute a Commitment Letter, in the form of Exhibit 2 hereto, setting forth the terms of the sale and delivery of such Qualified Loans.

(b) The execution of a Commitment Letter by the Seller and the Purchaser with respect to a Qualified Loan shall obligate the Seller to deliver, and shall obligate the Purchaser to pay for, the related Qualified Loan.  In the event the Seller does not deliver a Qualified Loan on the related Sale Date, or in the event the Purchaser does not pay for a Qualified Loan on the related Sale Date, then the defaulting party shall be liable to the non-defaulting party for proven monetary damages (if any) available to it under applicable law.

(c) Upon execution of a Commitment Letter as set forth in Section 2.01(b), the Seller shall sell, and the Purchaser shall purchase, on the terms and conditions stated herein and in the related Commitment Letter, without recourse, except as specifically set forth herein, all of the Seller's right, title and interest in, to and under Qualified Loans, as set forth in such Commitment Letter.

(d) The terms and conditions set forth in the Commitment Letter with respect to each Qualified Loan and Sale Date shall be incorporated herein.  In the event of any conflict between the terms of this Master Agreement and the related Commitment Letter, the Commitment Letter shall control.

Section 2.02.	Confirmation, Timing, Delivery

(a) Seller Notification and Offer by Purchaser.  The Seller shall notify Farmer Mac of the desired Sale Date with respect to one or more Qualified Loans by delivering a Loan Setup File not later than seven (7) Business Days prior to the desired Sale Date.  Upon receipt of a Loan Setup File, if Farmer Mac determines that one or more Qualified Loans meet its eligibility criteria, Farmer Mac shall prepare a Commitment Letter and deliver to the Seller a copy of such Commitment Letter signed by Farmer Mac no later than five (5) Business Days prior to the desired Sale Date.  Farmer Mac shall deliver the signed Commitment Letter to the Seller via facsimile transmission to Director, Strategic Project Management at 703-709-6776.  Such notification evidences the Purchaser’s offer to purchase the Qualified Loans referenced therein under the terms and conditions set forth in such Commitment Letter and this Master Agreement, which offer shall expire at the close of business on the Commitment Expiration Date specified in the Commitment Letter if not accepted by the Seller before that date.

(b) Acceptance by Seller.  If the Seller accepts the offer set forth in the Commitment Letter, then the Seller shall notify Farmer Mac of its acceptance by executing and returning a copy of the Commitment Letter to Farmer Mac no later than five (5) Business Days prior to the Sale Date referenced therein.  The Seller shall deliver the signed Commitment Letter to Farmer Mac via e-mail to capitalmarkets@farmermac.com and AccountingOps@farmermac.com or by any other method or to any other person specified in writing to the Seller by Farmer Mac from time to time.  Such notification evidences the Seller’s irrevocable commitment to sell and deliver to Farmer Mac the Qualified Loans referenced therein under the terms and conditions set forth in such Commitment Letter and this Master Agreement.

(c) Funds Transfer by Purchaser.  Farmer Mac will purchase all Qualified Loans sold under this Master Agreement via a wire transfer of funds on the related Sale Date.  Farmer Mac will prepare a loan settlement report confirming the Loan Interest Rate and other applicable information for each Qualified Loan referenced in a signed Commitment Letter and deliver such report to the Seller via e-mail to MSG-Strategic.Projects@nrucfc.coop and Josh.Silverman@nrucfc.coop by 9:00 a.m. eastern time on the related Sale Date.  The Seller shall confirm, via return e-mail to AccountingOps@farmermac.com no later than 10:00 a.m. eastern time on the related Sale Date, the accuracy of the information set forth in the loan settlement report and the Master Servicer’s expectation to receive funds for the sale of the applicable Qualified Loans on the related Sale Date.  The wire transfer of funds will normally be scheduled for transmission by 12:00 p.m. eastern time, but in no event later than 5:00 p.m. eastern time.  The Seller shall provide Farmer Mac with written wire transfer instructions in the Commitment Letter, which shall include the name and phone number of the person requesting the wire, the wire instructions of the bank where the funds are to be wired, and the calculation of the dollar amount of the funds to be wired.

(d) Delivery by Seller.

(i)           Assignment.  The Seller, simultaneously with the payment of the Purchase Price, shall execute and deliver to the Purchaser an Assignment with respect to the related Qualified Loans substantially in the form attached hereto as Exhibit 1, or in such other form as the Purchaser may reasonably require, provided, however, that no such form shall contain any provision indicating or referencing that the Seller retains any rights, obligations or liabilities with respect to the Qualified Loan, or any recourse by the Purchaser to the Seller in connection therewith, except as otherwise explicitly set forth in this Master Agreement.

(ii)           Mortgage File.  On each Sale Date, the Seller shall transmit for delivery to the Custodian, on behalf of the Purchaser, all of the documents referred to in Section 2.03(b) with respect to the applicable Qualified Loans, with the Purchaser entitled to all interest and principal received on or with respect to the applicable Qualified Loans from and after the Sale Date (other than payments due on such Qualified Loans on or before the Sale Date and other than that portion of any payment of interest received after the Sale Date that represents interest accruing on or prior to the Sale Date).  Such delivery shall be made against payment by the Purchaser to the Seller of the Purchase Price.

(iii)           Other Transfer Documentation.  The Seller shall execute, acknowledge and deliver all other documents furnished to the Seller by the Purchaser as may be necessary to effectuate the transfer contemplated by this Section 2.02 to the Purchaser of all right, title and interest of the Seller in and to the Qualified Loans and the related Mortgages.

(e) Interest Payments on Qualified Loans.  Unless otherwise specified in the related Commitment Letter, interest due under each Qualified Loan shall be calculated on the basis of a 360-day year consisting of twelve 30-day months.  For illustration purposes, if the first calendar day of the month is a Saturday and the following Monday is a holiday, the first Business Day of that month would be the following Tuesday.  Assuming that the month in this example is a 30-day month, a Qualified Loan purchased by Farmer Mac on that Tuesday would have 27 days of interest accrual for that month.  Farmer Mac also acknowledges and agrees that, unless otherwise specified in the applicable Commitment Letter, the first required Installment Payment for each Qualified Loan shall be for the payment of interest only and all subsequent Installment Payments shall be for the payment of interest and principal.

Section 2.03.	Servicing File and Mortgage File.

(a) Servicing File.  The Seller, in its capacity as Master Servicer, shall retain the Servicing File on behalf of the Purchaser with respect to each Qualified Loan sold to the Purchaser pursuant to this Master Agreement.  The Seller acknowledges and understands that ownership of each document in a Servicing File is vested in the Purchaser.  The Master Servicer shall not take any action inconsistent with such ownership.  The Master Servicer (as the originator of the Qualified Loans) agrees to indicate on its books and records at each Sale Date that the Qualified Loans sold pursuant to Section 2.02 on such Sale Date have been sold to the Purchaser, and to advise all inquiring parties that such Qualified Loans have been sold to the Purchaser.  The Seller shall, upon three (3) Business Days' prior written request provide Purchaser or its designee with reasonable access, during normal business hours and at the office of the Seller, to the Servicing File regarding any and all Qualified Loans sold to the Purchaser pursuant to this Master Agreement.  The Master Servicer shall maintain the Servicing File for a Qualified Loan for three years from either (i) the date that all principal and interest due on the Qualified Loan is paid in full or (ii) in the case of REO Property, the date of the sale of the collateral securing the Qualified Loan.

(b) Mortgage File.  In connection with such sale, transfer, assignment, setting over and conveyance described in clause (a) above, the Seller will deliver to the Custodian the following documents or instruments with respect to each loan so sold, transferred, assigned, set over and otherwise conveyed:

(i) the Mortgage Note, endorsed without recourse to the Purchaser (or to such other Person as directed by the Purchaser), with all necessary intervening endorsements showing a complete chain of endorsement from the originator to the Seller, if applicable;

(ii) a copy of the applicable Mortgage;

(iii) an original of each amendment to the Mortgage Note and a copy of each amendment to the Mortgage in Seller's possession;

(iv) the original Loan Agreement;

(v) the original Opinion of Counsel of Borrower's counsel; and

(vi) copies of any Additional Collateral Documents.

(c) Document Deficiencies.  If within sixty (60) days of the applicable Sale Date, the Custodian finds any document or documents constituting a part of a Mortgage File to be missing, mutilated, torn, damaged or defective on its face, the Custodian shall notify the Seller and the Purchaser of such fact in writing.  The Seller shall then correct or cure the subject matter of such notice within one hundred eighty (180) days from the date of such notice.  If (x) the Seller does not correct or cure the subject matter of such notice within such one hundred eighty day period and (y) such omission or defect relates to any document identified in Section 2.03(b)(i) - (iv), the Seller shall repurchase the related Defective Loan at the Repurchase Price.  Upon receipt of the Repurchase Price, the Purchaser promptly shall release, or cause the Custodian to release, to the Seller the related Mortgage File, and shall also execute and deliver such instruments of transfer or assignment prepared by the Seller, in each case without recourse, as may be necessary to effectuate the transfer to the Seller of all right, title and interest of the Purchaser in and to each applicable Defective Loan.

Section 2.04. Treatment of Sale.  It is the express and specific intent of the parties hereto that the sale of the loans from the Seller to the Purchaser as provided in Section 2.02 (the "Purchase") is and shall be construed for all purposes as a true and absolute sale of such loans, shall be absolute and irrevocable and provide the Purchaser with the full benefits of ownership of the loans.

Section 2.05. No recourse.  Each of the Seller and the Purchaser hereby agree and acknowledge that, following payment of the Purchase Price for the Qualified Loans identified in the related Commitment Letter:

(a) the Seller will not have any obligation to repay any of the consideration received by it from the Purchaser hereunder;

(b) the Seller will not have any obligation to repurchase such Qualified Loans, or to reimburse or otherwise compensate the Purchaser for any losses attributable to payment defaults under such loans or, except as set forth in Section 2.03(c) and Section 4.03(j), for any other losses arising from investment in and ownership of such loans; and

(c) the Purchaser will not have or claim to have any recourse to the Seller for any losses attributable to payment defaults under the loans or, except as set forth in Section 2.03(c) and Section 4.03(j), for any other losses arising from investment in and ownership of the loans.

Section 2.06. Notice of Sale of Qualified Loans.  Promptly following each Sale Date, CFC shall notify the Borrower under each Qualified Loan identified on the related Commitment Letter that such Qualified Loan has been conveyed to the Purchaser.

ARTICLE III
Conditions Precedent

Section 3.01. Conditions to Sale of Loans.  The following shall be conditions precedent to the effectiveness of each purchase and sale of a Qualified Loan made hereunder:

(a) the Seller shall have received the related Purchase Price from the Purchaser;

(b) the Custodian shall have received the Mortgage File from the Seller; and

(c)	as of the date(s) that the conditions set forth in (a) and (b) above have been met, an Insolvency Event shall not have occurred and be continuing with respect to the Seller or the Purchaser.

ARTICLE IV
Representations and Warranties

Section 4.01. Representations and Warranties of the Master Servicer.  The Master Servicer hereby represents and warrants as of the date of this Master Agreement and each Sale Date as follows:

(a) The Master Servicer is a cooperative association duly organized, validly existing and in good standing under the laws governing its creation and existence and with the requisite power and authority to conduct its business as it is currently being conducted; the Master Servicer holds all licenses, certificates and permits necessary for the conduct of its business as it is currently being conducted and is or will be in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Qualified Loan.

(b) The Master Servicer has the requisite power and authority to execute and deliver this Master Agreement, to service and administer all the Qualified Loans identified on each applicable Commitment Letter in accordance with the terms of this Master Agreement, and to take all other actions and execute and deliver all other documents which are requisite or pertinent to the transactions described in this Master Agreement and the Transaction Documents.  The persons signing such documents and taking such actions on its behalf have been duly authorized to do so and such documents and actions are valid, legally binding and enforceable against the Master Servicer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c) The Master Servicer is not required to obtain the consent of any other Person or any consents, licenses, approvals or authorizations from, or registrations or declarations with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Master Agreement or any of the other Transaction Documents, except for such consents, licenses, approvals or authorizations, or registrations or declarations, as shall have been obtained or filed, as the case may be.

(d) No action, suit or proceeding is pending or, to the best of the Master Servicer's knowledge, threatened against it that would prohibit it from entering into this Master Agreement or the Transaction Documents or performing its obligations under this Master Agreement or the Transaction Documents or, in the reasonable opinion of the Master Servicer has a reasonable likelihood of resulting in a material adverse effect on the transactions contemplated by this Master Agreement or the Transaction Documents.

(e) The Master Servicer is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default would reasonably be expected to have consequences that would materially and adversely affect the condition (financial or otherwise) or operations of the Master Servicer or its respective properties or would reasonably be expected to have consequences that would materially adversely affect the performance of the Master Servicer hereunder.

(f) The execution and delivery of this Master Agreement and the Transaction Documents by the Master Servicer and the performance and compliance with the terms of this Master Agreement and the Transaction Documents by the Master Servicer will not violate the Articles of Incorporation or Bylaws of the Master Servicer, or constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, or result in the material breach of, any material contract, agreement or other instrument to which the Master Servicer is a party or which may be applicable to the Master Servicer, or any of its assets.

(g) No Servicer Default has occurred and is continuing and no event or circumstance has occurred or exists which, with notice or lapse of time or both, would constitute a Servicer Default.

(h) Following payment in full for a Qualified Loan identified on a Commitment Letter, the Seller will have no right, title or interest in, to or under such Qualified Loan, or the assets and properties thereof.

(i)           Upon discovery by any party hereto of a breach of any of the representations and warranties set forth in this Section 4.01, such discovering party shall give prompt written notice to the other party.  It is understood and agreed by the parties hereto that the representations and warranties set forth in this Section 4.01 shall survive delivery of the respective Mortgage Files to the Custodian.

Section 4.02. Representations and Warranties of the Purchaser.

  The Purchaser hereby represents and warrants as of the date of this Master Agreement and each Sale Date as follows:

(a) The Purchaser is a corporation duly organized, validly existing and in good standing under the laws governing its creation and existence and with the requisite power and authority to conduct its business as it is currently being conducted; the Purchaser holds all licenses, certificates and permits necessary for the conduct of its business as it is currently being conducted and is or will be in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Qualified Loan.

(b) The Purchaser has the requisite power and authority to execute and deliver this Master Agreement and the other Transaction Documents and to take all other actions and execute and deliver all other documents which are requisite or pertinent to the transactions described in this Master Agreement and the Transaction Documents.  The persons signing such documents and taking such actions on its behalf have been duly authorized to do so and such documents and actions are valid, legally binding and enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c) The Purchaser is not required to obtain the consent of any other Person or any consents, licenses, approvals or authorizations from, or registrations or declarations with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Master Agreement or any of the other Transaction Documents, except for such consents, licenses, approvals or authorizations, or registrations or declarations, as shall have been obtained or filed, as the case may be.

(d) No action, suit or proceeding is pending or, to the best of the Purchaser's knowledge, threatened against it that would prohibit it from entering into this Master Agreement or any Assignment or performing its obligations under this Master Agreement or the Transaction Documents or, in the reasonable opinion of the Purchaser has a reasonable likelihood of resulting in a material adverse effect on the transactions contemplated by this Master Agreement or the Transaction Documents.

(e) The Purchaser is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default would reasonably be expected to have consequences that would materially and adversely affect the condition (financial or otherwise) or operations of the Purchaser or its respective properties or would reasonably be expected to have consequences that would materially adversely affect the performance of the Purchaser hereunder or under any Assignment.

(f) The execution and delivery of this Master Agreement and the Transaction Documents by the Purchaser and the performance and compliance with the terms of this Master Agreement and the Transaction Documents by the Purchaser does not violate the organizational and operational documents of the Purchaser, or constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, or result in the material breach of, any material contract, agreement or other instrument to which the Purchaser is a party or which may be applicable to the Purchaser, or any of its assets.

(g) Upon discovery by any party hereto of a breach of any of the representations and warranties set forth in this Section 4.02, such discovering party shall give prompt written notice to the other party.  It is understood and agreed by the parties hereto that the representations and warranties set forth in this Section 4.02 shall survive delivery of the respective Mortgage Files to the Custodian.

Section 4.03. Representations and Warranties of the Seller.  The Seller hereby represents and warrants, with respect to paragraphs (a) through (h) as of the date of this Master Agreement and each Sale Date, and with respect to paragraph (i) as of the applicable Sale Date, as follows:

(a) The Seller is a cooperative association duly organized, validly existing and in good standing under the laws governing its creation and existence and with the requisite power and authority to conduct its business as it is currently being conducted; the Seller holds all licenses, certificates and permits necessary for the conduct of its business as it is currently being conducted and is or will be in compliance with the laws of each state in which any Mortgaged Property is located to the extent necessary to ensure the enforceability of each Qualified Loan.

(b) The Seller has the requisite power and authority to execute and deliver this Master Agreement and the Transaction Documents, to transfer, assign and deliver all of the Qualified Loans identified on each applicable Commitment Letter to the Purchaser and to take all other actions and execute and deliver all other documents which are requisite or pertinent to the transactions described in this Master Agreement and the Transaction Documents.  The persons signing such documents and taking such actions on its behalf have been duly authorized to do so and such documents and actions are valid, legally binding and enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the enforcement of creditors' rights and to general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(c) The Seller is not required to obtain the consent of any other Person or any consents, licenses, approvals or authorizations from, or registrations or declarations with, any governmental authority, bureau or agency in connection with the execution, delivery, performance, validity or enforceability of this Master Agreement or the Transaction Documents except for such consents, licenses, approvals or authorizations, or registrations or declarations, as shall have been obtained or filed, as the case may be.

(d) No action, suit or proceeding is pending or, to the best of the Seller's knowledge, threatened against it that would prohibit it from entering into this Master Agreement or the Transaction Documents or performing its obligations under this Master Agreement and the Transaction Documents or, in the reasonable opinion of the Seller has a reasonable likelihood of resulting in a material adverse effect on the transactions contemplated by this Master Agreement or the Transaction Documents.

(e) The Seller is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default would reasonably be expected to have consequences that would materially and adversely affect the condition (financial or otherwise) or operations of the Seller or its properties or would reasonably be expected to have consequences that would materially adversely affect its performance hereunder or under any Assignment.

(f) This Master Agreement and each Assignment constitutes a valid transfer and assignment to the Purchaser of all right, title and interest of the Seller in and to the Qualified

Loans, and the other property conveyed pursuant to this Master Agreement and each Assignment.

(g) The execution and delivery of this Master Agreement and the Transaction Documents by the Seller and the performance and compliance with the terms of this Master Agreement the Transaction Documents by the Seller does not violate the Articles of Incorporation or Bylaws of the Seller, or constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, or result in the material breach of, any material contract, agreement or other instrument to which the Seller is a party or which may be applicable to the Seller, or any of its assets.

(h) Following payment of the Purchase Price for a Qualified Loan identified on a Commitment Letter:

(i) the Seller will have no right, title or interest in, to or under any such Qualified Loans;

(ii) the Seller will not retain any rights of ownership or control with respect to any of such Qualified Loans; and

(iii) the Seller will not have or purport to have any right to sell, pledge or otherwise dispose of, or control the disposition of, any of such Qualified Loans or their proceeds.

(i) With respect to each Qualified Loan being sold to the Purchaser on the related Sale Date:

(i) The information set forth in the related Commitment Letter is true and correct in all material respects.

(ii) The related Mortgage File contains the documents required by Section 2.03(b).

(iii) The Qualified Loan conforms in all respects to the criteria specified in the definition of "Qualified Loan" in this Master Agreement.

(iv) The terms of the Loan Agreement, Mortgage Note and the Mortgage have not been amended in any respect by the Seller nor have the terms thereof been waived by the Seller, except in accordance with the Customary Servicing Procedures and by written instrument which is included in the Mortgage File.  No Borrower has been released from its obligations under the applicable Loan Agreement, Mortgage Note and Mortgage except in connection with an assumption agreement, which assumption agreement is included in the Mortgage File.

(v) The Mortgage Note and the Loan Agreement are not subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto.

(vi) The Mortgage obligates the related Borrower to take out and maintain the classes and amounts of insurance coverages which conform to generally accepted utility industry standards for such classes and amounts of coverages of utilities of the size and character of such Borrower and the Borrower is in compliance with such obligations.  The Mortgage obligates the Borrower thereunder to maintain all such insurance at the Borrower's cost and expense, and on the Borrower's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at Borrower's cost and expense and to seek reimbursement therefor from the Borrower.

(vii) As of the date the Qualified Loan was made to the applicable Borrower, any and all material requirements of any federal, state or local law including, without limitation, usury, real estate settlement procedures or disclosure laws applicable to the origination of such Qualified Loan were complied with.

(viii) Each Mortgage has not been satisfied, rescinded or canceled, and the related Mortgaged Property has not been released from the lien of the Mortgage, except for partial releases of the Mortgaged Property done in accordance with Customary Servicing Procedures.

(ix) The Mortgage creates a validly recorded, filed and perfected mortgage lien shared pari passu and pro rata by the lenders that are parties to the Mortgage on the Borrower's real property included in the Mortgaged Property.  The Mortgage is a valid, existing and enforceable (subject to the effect of laws relating to creditors rights and principles of equity) first lien on the Mortgaged Property subject only to (A) the lien of current real property taxes and assessments not yet due and payable, (B) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which do not materially adversely affect the value of the Mortgaged Property, (C) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property and (D) encumbrances customarily permitted by utility industry mortgages.

(x) Each Loan Agreement, the Mortgage Note and the related Mortgage are valid and binding obligations of the applicable Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by (A) bankruptcy, insolvency, liquidation, receivership, moratorium, reorganization or other similar laws affecting the enforcement of the rights of creditors and (B) general principles of equity, whether enforcement is sought in a proceeding in equity or at law.

(xi) The proceeds of the Qualified Loan have been fully disbursed to or for the account of the Borrower and there is no obligation for the Mortgagee to advance additional funds thereunder.  All costs, fees and expenses incurred in making or closing the Qualified Loan and the recording of the Mortgage have been paid, and the Borrower is not entitled to any refund of any amounts paid to the Mortgagee pursuant to the Mortgage Note or Mortgage.

(xii) No Event of Default has occurred and is continuing under the Mortgage or the Mortgage Note and no event has occurred which, with the passage of time or with the giving of notice and the expiration of any grace or cure period, would constitute such an Event of Default.  For purposes of this clause (xii), "Event of Default" is defined in each of the Mortgages in a manner consistent with the definition of such phrase customarily utilized in utility industry mortgages.

(xiii) There is no proceeding pending or to the Seller's knowledge threatened for the condemnation of all or any material portion of the Mortgaged Property and such Mortgaged Property has not been damaged by waste, fire or other casualty to such an extent as to materially adversely affect the value of the Mortgaged Property.

(xiv) To the Seller's knowledge, there is nothing relating to or involving the Qualified Loan, the Mortgage, the Mortgaged Property, the Borrower or the Borrower's credit standing that can reasonably be expected to (a) cause the Qualified Loan to become delinquent, or (b) adversely affect the Qualified Loan's value or marketability.

(xv) The Loan Agreement, Mortgage and Mortgage Note permit–and such documents and instrument were not originated under and are not subject to laws which would prohibit or restrict–the sale, transfer or assignment of the Qualified Loan, the Loan Agreement, the Mortgage and the Mortgage Note as contemplated by this Master Agreement and the Transaction Documents or the enforcement thereof by the Purchaser or its assignee.

(xvi) The Mortgaged Property is not subject to any bankruptcy proceeding or foreclosure proceeding and the Borrower has not filed for protection under applicable bankruptcy laws.

(xvii) No fraud or misrepresentation of a material fact was committed or made by the Seller in connection with the Qualified Loan made to the applicable Borrower.

(xviii) As of the related Sale Date, the Qualified Loan is not a loan as to which any payment, or part thereof, remains unpaid for more than thirty (30) days after the original due date for such payment.

(xix) The Seller has delivered to the Custodian a complete Mortgage File for the Qualified Loan.

(xx) Immediately prior to the transfer and assignment contemplated herein, the Seller was the sole owner and holder of the Qualified Loan, the Seller had good and marketable title thereto, and the Seller had full right and authority to transfer and sell the Qualified Loan to the Purchaser free and clear of any encumbrance, lien, pledge or security interest.

(xxi) The Qualified Loan is denominated and payable only in United States dollars and the related Borrower is a corporation or other legal entity organized under the laws of the United States or any state thereof or the District of Columbia or a territory of the United States.

(xxii) To the Seller's knowledge, the Mortgaged Property is in material compliance with all applicable zoning laws and environmental laws pertaining to environmental hazards, and the related Borrower has not received any notice of any violation or potential violation of such laws.

(xxiii) The Qualified Loan is represented by only one executed Mortgage Note.

(xxiv) The Mortgage Note is a "promissory note" within the meaning of Article 9 of the New York UCC.

(xxv) The loan narrative for a Qualified Loan submitted by the Seller to Farmer Mac in advance of the related Sale Date was prepared or updated no more than one year prior to the Sale Date, and the Seller is not aware of any material adverse change regarding the Borrower or the Qualified Loan that is not reflected in such loan narrative, or as previously communicated to Farmer Mac in writing.

(j) Upon discovery by any party hereto of a breach of any of the representations and warranties set forth in this Section 4.03, such discovering party shall give prompt written notice to the other party and, if such breach is of any representation or warranty set forth in Section 4.01(i) that materially and adversely affects the interests of the Purchaser in the related Qualified Loan, then the Seller shall either (i) cure such breach in all material respects or (ii) repurchase the Defective Loan in question from the Purchaser by remitting the Repurchase Price to an account designated by the Purchaser.

(k) It is understood and agreed by the parties hereto that the representations and warranties set forth in this Section 4.03 shall survive delivery of the respective Mortgage Files to the Custodian and will continue in full force and effect for the remaining life of the related Qualified Loan, notwithstanding termination of this Master Agreement for any reason.

ARTICLE V
Administration and Servicing of Qualified Loans

Section 5.01. Servicing of the Qualified Loans.

(a) General Servicing Provision.  The Master Servicer hereby agrees to service and administer the Qualified Loans sold pursuant to this Master Agreement in accordance with the terms of this Master Agreement, applicable law and the terms of the Qualified Loans.  In connection with such servicing and administration, the Master Servicer shall, consistent with and subject to all other servicing-related provisions in this Master Agreement, have full power and authority, acting alone and/or through sub-servicers, to do or cause to be done any and all things, in connection with such servicing and administration, that the Master Servicer may deem necessary or desirable and consistent with the terms of this Master Agreement including, but not limited to, the power and authority, subject to the terms hereof, (a) to execute and deliver, on behalf of the Purchaser, customary consents or waivers and other instruments and documents, (b) to consent to transfers of any Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages (but only in the manner provided in this Master Agreement), (c) to collect any

Other Insurance Proceeds and other Cash Liquidation amounts, and (d) with Farmer Mac’s prior consent, to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any Qualified Loan.  In servicing and administering the Qualified Loans, the Master Servicer shall employ procedures in accordance with the Customary Servicing Procedures of the Master Servicer.  The Master Servicer will exercise the same care in servicing the Qualified Loans that it exercises in servicing Qualified Loans to the same Borrower held in the Master Servicer's portfolio.  The Master Servicer will act in the best interest of the Purchaser in servicing Qualified Loans.  Without limiting the generality of the foregoing, the Master Servicer, in its own name or in the name of the Purchaser, is hereby authorized and empowered by the Purchaser, when the Master Servicer believes it appropriate in its reasonable judgment, to execute and deliver on behalf of the Purchaser any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other comparable instruments, with respect to the Qualified Loans and with respect to the related Mortgaged Properties.  The Master Servicer shall prepare and deliver to the Purchaser such documents requiring execution and delivery by it as is necessary or appropriate to enable the Master Servicer to service and administer the Qualified Loans to the extent that the Master Servicer is not permitted to execute and deliver such documents pursuant to the preceding sentence.  In addition to the foregoing, the Purchaser shall provide a power of attorney or other appropriate authorization as shall be necessary or desirable, in the Master Servicer's judgment, to enable the Master Servicer to act as the agent of the Purchaser as the mortgagee under each Mortgage and as the secured party under each Additional Collateral Document.  Upon receipt of such documents, the Purchaser, upon the direction of the Master Servicer, shall promptly execute such documents and deliver them to the Master Servicer.

(b)           Reserved.

(c)           Agency Relationship Only.  The relationship of the Master Servicer (and of any successor to the Master Servicer as servicer under this Master Agreement) to the Purchaser under this Master Agreement is intended by the parties to be that of an independent contractor and not that of a joint venture, partner or agent.

(d)           Modifications, Waivers, Consents.  In accordance with the terms of this Master Agreement, the Master Servicer may waive, modify, amend or vary any term of any Qualified Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Borrower if, in the Master Servicer’s judgment and consistent with Customary Servicing Procedures, such waiver, modification, consent, postponement or indulgence will make it more likely that such Borrower will be able to successfully repay the Qualified Loan in question; provided, however, that the Master Servicer shall not take any of the following actions without, in each such case, giving the Purchaser at least 10 Business Day's prior written notice of its intention to do so (each such notice, a "10 Business Day Notice"):  (i) waive any event of default (as such term is defined in the documentation for the applicable Qualified Loan), (ii) reduce the Loan Interest Rate applicable to such Qualified Loan (iii) forgive any principal of a Qualified Loan, (iv) postpone any date for the payment of principal or interest on account of such Qualified Loan, (v) extend the maturity date of such Qualified Loan, (vi) change the amortization method or amortization term of such Qualified Loan, or (vii) implement a workout plan, commence a foreclosure proceeding, accept a deed in lieu of foreclosure, conduct a pre-foreclosure sale, seek a deficiency judgment or exercise any other remedy available under the documentation for the applicable Qualified Loan.  To the extent the terms of any Qualified Loan is modified or amended, the Master Servicer shall notify Farmer Mac with respect to such Qualified Loan and provide Farmer Mac a modified Loan Setup File no later than the fifth Business Day following the effective date of such modification or amendment.  In addition to the foregoing, if one or more Qualified Loans in the Master Servicer's own portfolio present the same issue or issues as the Qualified Loan which is the subject of a 10 Business Day Notice but the Master Servicer does not propose to handle such issues under such Master Servicer's Loans in a manner similar to the proposal submitted to the Purchaser, the Master Servicer will so state in the 10 Business Day Notice and include a description of how such issues will be handled in such Master Servicer's Loans.  If by the end of the applicable 10 Business Day Notice period, the Master Servicer has not received written notice from the Purchaser disapproving of the proposal set forth in the applicable 10 Business Day Notice, the Master Servicer may proceed to implement such proposal.  If the Purchaser notifies the Master Servicer within the applicable 10 Business Day Notice period that it disapproves of any such proposal with respect to a Qualified Loan, the Master Servicer and the Purchaser will consult with one another as to the best way to proceed and the Purchaser's decision with respect to such Qualified Loan will be binding on the Master Servicer; provided, however, that the Master Servicer shall have the right to handle such issues under the Qualified Loans in its own portfolio in such manner as the Master Servicer deems appropriate or desirable.  In addition to the foregoing, and regardless of whether any action is proposed to be taken by the Master Servicer with respect to a Qualified Loan, the Master Servicer shall notify the Purchaser promptly after becoming aware of: (i) each event of default (as such term is defined in the documentation for the applicable Qualified Loan) that has occurred and is continuing under the documentation for any Qualified Loan, (ii) any receipt of a notice of a Borrower’s or Mortgage Property’s violation or potential violation of applicable zoning laws or environmental laws pertaining to environmental hazards, (iii) any proposed material change in the control or ownership of a Borrower, and (iv) any material pending lawsuit involving a Borrower or Mortgaged Property which in the opinion of the Master Servicer would materially and adversely affect such Borrower's ability to perform its obligations under the Loan Agreement.

(e)           Powers of Attorney.  Without limiting the generality of the foregoing, the Master Servicer is hereby authorized and empowered to execute and deliver on behalf of itself and the Purchaser, all agreements and instruments as may be necessary or desirable in connection with the performance of its rights and obligations pursuant to this Section 5.01.  If reasonably required by the Master Servicer, the Purchaser shall furnish the Master Servicer with any powers of attorney and other documents necessary or appropriate to enable the Master Servicer to carry out its servicing and administrative duties under this Master Agreement, the Mortgages and the other documentation pertaining to the Qualified Loans.

(f)           Delegation.  In the ordinary course of business, the Master Servicer at any time may delegate any of its duties hereunder to any Person, including any of its Affiliates, who agrees to conduct such duties in accordance with this Master Agreement including those standards set forth in this Section 5.01.  Any such delegation may include entering into subservicing agreements with any Person or Persons, for the servicing and administration of the Qualified Loans or a portion thereof. Such delegation shall not relieve the Master Servicer of its liabilities and responsibilities with respect to such duties and shall not constitute a resignation.  Notwithstanding anything to the contrary contained herein, or in any agreement relating to any such delegation, the Master Servicer shall remain obligated and liable to the Purchaser for the servicing and administration of the Qualified Loans in accordance with the provisions of this Master Agreement to the same extent and under the same terms and conditions as if it alone were servicing and administering the Qualified Loans.  The Master Servicer shall provide the Purchaser with written notice of delegation of any of its duties to any Person other than any of the Master Servicer's Affiliates or their respective successors and assigns on the later of the respective Sale Date or sixty (60) days prior to such delegation.

(g)           Reporting.  The Master Servicer will provide the following reports to the Purchaser, which reports may be transmitted via e-mail to Famcloanadministration@farmermac.com or in such other form as may be agreed between the Purchaser and the Master Servicer:

(i) Not later than seven (7) Business Days prior to a desired Sale Date for a Qualified Loan, the Master Servicer shall provide a Loan Setup File to Farmer Mac with respect to each Qualified Loan contemplated to be sold pursuant to this Master Agreement.

(ii) After the Sale Date and until the Qualified Loan is no longer serviced under the Master Agreement, the Master Servicer shall deliver to Farmer Mac (1) an Invoice Register Report (a form of which is attached to this Master Agreement as Exhibit 7) five Business Days prior to each Payment Date and (2) a Master Servicer’s Report (a form of which is attached to this Master Agreement as Exhibit 5) and a Remittance Reconciliation Report (a form of which is attached to this Master Agreement as Exhibit 8) not later than the related Distribution Date.

(iii) If there are any Principal Prepayments with respect to any Qualified Loan or Qualified Loan becomes a Defaulted Loan during the immediately preceding Collection Period, then the Master Servicer will provide to Farmer Mac and its designee a Defaulted And Qualified Loan Exception Report (a form of which is attached to this Master Agreement as Exhibit 3) on or before the fifteenth day of each calendar month (or if such fifteenth day is not a Business Day, the next succeeding Business Day).

Section 5.02. Collection of Qualified Loan Payments; Establishment of Collection Account.

(a) Payment; Collection.    Continuously from the date hereof until the principal and interest on all Qualified Loans is paid in full, the Master Servicer will proceed diligently, in accordance with this Master Agreement, to (i) collect all payments due under each of the Qualified Loans it services when the same shall become due and payable, (ii) apply payments to Qualified Loans in accordance with the terms of the related Mortgage Notes, and (iii) determine and accept the amount required to pay a Qualified Loan in full, including interest to the next scheduled Due Date.

(b) Collection Account.    The Master Servicer shall establish and maintain a Collection Account, which shall be an Eligible Account.  The Master Servicer shall deposit or cause to be deposited into the Collection Account all Qualified Loan Receipts plus any Amount Held for Future Distribution plus all amounts permitted to be retained or withdrawn by the

Master Servicer pursuant to Section 5.04 within two (2) Business Days of receipt thereof.  Except as otherwise provided in Section 5.02(c), all funds required to be deposited in the Collection Account shall be held for the benefit of the Purchaser until withdrawn in accordance with Section 5.04 or remitted to the Purchaser. The Master Servicer shall give notice to the Purchaser of the initial location of the Collection Account and of any proposed change of the location of the Collection Account maintained by the Master Servicer not later than two (2) Business Days and not more than forty-five (45) days prior to any change thereof.

(c) Investment Account.  The Master Servicer shall establish and maintain an Investment Account, which shall be an Eligible Account.  The Master Servicer shall deposit or cause to be deposited into the Investment Account all Qualified Loan Receipts plus any Amount Held for Future Distribution from the Collection Account within two (2) Business Days of being deposited into the Collection Account.  Except as otherwise directed by the Purchaser in writing, the Master Servicer shall cause the institution with which the Investment Account is maintained to invest the funds in the Investment Account attributable to the Qualified Loans in those Permitted Investments specified in writing by Farmer Mac, which shall mature in immediately available funds not later than the day preceding the next Distribution Date and shall not be sold or disposed of prior to maturity unless otherwise directed in writing by Farmer Mac.  All earnings and gains realized from any such investments in the Investment Account shall be for the benefit of Farmer Mac and shall be deposited in the Distribution Account, along with all Qualified Loan Receipts, on each Distribution Date.  The amount of any losses or expenses incurred in connection with the investment of amounts in, withdrawals from, and the maintenance of, the Collection Account and the Investment Account shall be deducted from the amount to be distributed to Farmer Mac; except that, such expenses may be so deducted only to the extent Farmer Mac has concurred in the selection of such institution and form of Investment Account.

Section 5.03. Realization Upon Defaulted Loans.

(a) The Master Servicer shall use reasonable efforts to realize upon Defaulted Loans in such manner as in the Master Servicer's judgment will maximize the receipt of principal and interest by the Purchaser.  The Master Servicer is obligated to make every effort it deems reasonable to work out a troubled Qualified Loan before proposing foreclosure, a deed in lieu of foreclosure, a pre-foreclosure sale or other remedial action.  The Master Servicer shall use reasonable efforts to foreclose upon or otherwise comparably convert the ownership of Mortgaged Properties securing such of the Qualified Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments.  The foregoing is subject to the provisions that, in any case in which Mortgaged Property shall have suffered damage, the Master Servicer shall not be required to expend its own funds toward the restoration of such Mortgaged Property.  The Master Servicer shall promptly notify Farmer Mac when a Mortgaged Property suffers material damage to allow Farmer Mac the opportunity to expend funds toward restoration only to the extent that:  (1) the Master Servicer has notice of such damage; and (2) in the opinion of the Master Servicer there are insufficient funds or no reasonable likelihood that there will be sufficient funds received in the future from insurance proceeds, any federal or state governmental agency or any other sources.

(b) The decision of the Master Servicer to foreclose on a Defaulted Loan shall be subject to the written consent of Farmer Mac.

(c) Any proceeds to which the Purchaser is entitled as a mortgagee under a Mortgage securing any Qualified Loan will be paid, subject to the following order of priority:  first, to the Master Servicer to reimburse the Master Servicer for any related unreimbursed Servicing Advances and Servicing Fees with respect to the related Qualified Loan; and second, to the Purchaser as a recovery of principal of such Qualified Loan.

(d) In the event that, as a result of or in connection with the exercise of remedies with respect to a Qualified Loan, Farmer Mac becomes the owner of real estate or other property, the Master Servicer will immediately commence appropriate procedures to liquidate such real estate or other property if so requested by Farmer Mac.

Section 5.04. Permitted Withdrawals From the Collection Account. The Master Servicer shall maintain adequate records with respect to all withdrawals made pursuant to this Section 5.04.  The Master Servicer may from time to time, and with respect to clause (i) below shall, withdraw funds from the Collection Account or the Investment Account for the following purposes:

(i) to pay to the Master Servicer (to the extent not previously retained) the servicing compensation to which it is entitled pursuant to Section 5.08;

(ii) to reimburse the Master Servicer for unreimbursed Servicing Advances made by it in connection with the Qualified Loans, only from amounts received with respect to the Qualified Loans in respect of which any such Servicing Advance was made;

(iii) to withdraw any amount deposited in the Collection Account or the Investment Account and not required to be deposited therein;

(iv) to reimburse the Master Servicer for costs and expenses incurred by it and reimbursable pursuant hereto; and

(v) to remit all remaining amounts to the Purchaser on each Distribution Date.

Section 5.05. Distribution Account.  On or before the first Sale Date, Farmer Mac shall establish the Distribution Account and provide the Master Servicer with wire instructions and all other information required for the Master Servicer to wire funds into such account.  On each Distribution Date, the Master Servicer shall wire to the Distribution Account in same day funds an amount equal to the Qualified Loan Receipts for the preceding Collection Period.  The wire transfer of funds will normally be scheduled for transmission by 12:00 p.m. eastern time, but in no event later than 5:00 p.m. eastern time.

Section 5.06. Fidelity Bond, Insurance.  The Master Servicer shall maintain insurance coverage and financial institution bond protection consistent with that maintained by the Master Servicer as of the date of this Master Agreement.  Such insurance coverage shall include coverage in the amount of $4,000,000 insuring the Master Servicer against losses on account of employee dishonesty, loss inside the premises coverage, loss outside the premises coverage, money orders and counterfeit paper currency coverage and depositors forgery coverage.  Such financial institution bond protection shall include $6,000,000 single loss limit of liability coverage on account of forgery or alteration, securities, computer systems fraud, telefacsimile transfer fraud and voice initiated transfer fraud.

Section 5.07.  Satisfaction of Mortgages and Release of Mortgage Files.

(a) Upon the payment in full of any Qualified Loan, or the receipt by the Master Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Master Servicer shall immediately notify the Purchaser and the Custodian.  Such notice shall include a statement to the effect that all amounts received or to be received in connection with such payment that are required to be deposited in the related Collection Account pursuant to Section 5.02 have been or will be so deposited, and shall request delivery to the Master Servicer of the related Mortgage File.  Upon receipt of such notice and request, the Purchaser shall, within five (5) Business Days, deliver, or cause the Custodian to deliver, to the Master Servicer the related Mortgage File and the Master Servicer shall prepare and process any satisfaction or release that may be necessary.  In the event that the Purchase fails to deliver or cause to be delivered to the Master Servicer the related Mortgage File within five (5) Business Days of the Master Servicer's request therefor, the Purchaser shall be liable to the Master Servicer for any additional expenses or costs, including, but not limited to, outsourcing fees and penalties, incurred by the Master Servicer resulting from such failure.

(b) From time to time and as appropriate for the servicing or foreclosure of a Qualified Loan, the Purchaser shall, within five (5) Business Days of the Master Servicer's request and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, deliver or cause the Custodian to deliver to the Master Servicer the related Mortgage File.  Pursuant to the servicing receipt, the Master Servicer shall be obligated to return to the Custodian the related Mortgage File when the Master Servicer no longer needs such file, unless the Qualified Loan has been liquidated and the Cash Liquidation Proceeds relating to such Qualified Loan have been deposited in the Collection Account or the Mortgage File or a portion thereof has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially.  In the event that the Purchaser fails to deliver or cause the Custodian to deliver to the Master Servicer the applicable Mortgage File within five (5) Business Days of the Master Servicer's request therefor, the Purchaser shall be liable to the Master Servicer for any additional expenses or costs, including, but not limited to, outsourcing fees and penalties, incurred by the Master Servicer resulting from such failure.  Upon receipt of notice from the Master Servicer stating that such Qualified Loan was liquidated, the Purchaser shall release the Master Servicer from its obligations under the related servicing receipt.

Section 5.08. Servicing Compensation and Reimbursement.

(a) With respect to each Distribution Date, the Master Servicer shall be entitled to retain or withdraw from the Collection Account an amount equal to the accrued and unpaid Servicing Fee with respect to each Qualified Loan only out of the interest portion of amounts collected by the Master Servicer with respect to such Qualified Loan.

(b) Additional servicing compensation in the form of assumption fees, and all other customary and ancillary income and fees shall be retained by the Master Servicer to the extent not required to be deposited in the Collection Account pursuant to Section 5.02.  The Master Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except that the Master Servicer is entitled to reimbursement for all Servicing Advances and as otherwise provided in this Master Agreement, including but not limited to Section 5.14(a).

Section 5.09. RUS.  The rights and obligations of the Master Servicer, and any other Persons with respect to the administration and servicing of the Qualified Loans are subject in all respects to applicable law and to the rights of RUS and all other Persons secured by any Mortgage.

Section 5.10. Documents, Records and Funds in Possession of the Master Servicer.  The Master Servicer shall account fully to the Purchaser for any funds received by the Master Servicer or which otherwise are collected by the Master Servicer, including any Cash Liquidation Proceeds, in respect of any Qualified Loan.  All Servicing Files and Mortgage Files and funds collected or held by, or under the control of, the Master Servicer in respect of any Qualified Loans, whether from the collection of principal and interest payments or from Cash Liquidation Proceeds, including but not limited to any funds on deposit in the Collection Account, shall be held by the Master Servicer for and on behalf of the Purchaser and shall be and remain the sole and exclusive property of the Purchaser, subject to the applicable provisions of this Master Agreement.  The Master Servicer also agrees that it shall not knowingly create, incur or subject any Servicing File, Mortgage File or any funds that are deposited in the Collection Account, or any funds that otherwise are or may become due or payable to the Purchaser, to any claim, lien, security interest, judgment, levy, writ of attachment or other encumbrance created by the Master Servicer, or assert by legal action or otherwise any claim or right of setoff against any Servicing File, Mortgage File or any funds collected on, or in connection with, a Qualified Loan, except, however, that the Master Servicer shall be entitled to set off against and deduct from any such funds any amounts that are properly due and payable to the Master Servicer under this Master Agreement.

Section 5.11. Servicer Default.  Each of the following events shall constitute a servicer default (each, a "Servicer Default"):

(a) any failure by the Master Servicer to make any payment, deposit or transfer required to be made under the terms of this Master Agreement which continues unremedied for a period of two (2) Business Day after the date upon which written notice of such failure, requiring the same to be remedied, shall have been received by the Master Servicer from the Purchaser; or

(b) failure on the part of the Master Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Master Servicer in this Master Agreement which continues unremedied for a period of forty-five (45) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been received by the Master Servicer from the Purchaser; or

(c) a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

(d) consent by the Master Servicer to the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings relating to the Master Servicer or to all or substantially all of its property; or

(e) the Master Servicer's admission in writing of its inability to pay its debts generally as they become due, filing of a petition to invoke any applicable insolvency or reorganization statute, making of an assignment for the benefit of its creditors, or voluntarily suspending payment of its obligations; or

(f) a court of competent jurisdiction shall have found that the Master Servicer or any of its senior executive officers has committed an act of civil fraud; or

(g) the Master Servicer or any of its principal officers shall have been convicted of a felony, or shall have been convicted of any criminal act related to the Master Servicer’s lending or mortgage selling or servicing activities.

(h) the Master Servicer consummates a transaction that results in a Change of Control; or

(i) the Master Servicer ceases to be a cooperative association in good standing under the laws of the District of Columbia or any state of the United States for a period of thirty (30) days following notice thereof by any governmental authority having jurisdiction over such determination.

Section 5.12. Resignation and Termination of Master Servicer.

(a) The Master Servicer may at any time resign and terminate its obligations under this Master Agreement upon at least one hundred eighty (180) days' prior written notice to the Purchaser; provided, however, that no such resignation or termination shall be effective until a successor Master Servicer is appointed (and accepts such appointment) pursuant to the terms of this Section 5.12.  Promptly after receipt of notice of the Master Servicer's intended resignation, the Purchaser shall appoint, by written instrument, a successor master servicer.  If the Purchaser fails to appoint a successor master servicer pursuant to the terms hereof within thirty (30) days after receipt of the Master Servicer's notice of resignation, Master Servicer may petition a court of competent jurisdiction to appoint a successor master servicer.  One original counterpart of any aforementioned instrument of appointment shall be delivered to each of the Purchaser and the successor master servicer.

(b) Upon the occurrence of a Servicer Default, and so long as such Servicer Default shall not have been remedied, the Purchaser may (a) terminate all obligations and duties imposed upon the Master Servicer under this Master Agreement, and (b) name and appoint a successor or successors to succeed to and assume all of such obligations and duties of the Master Servicer.  Such actions shall be effected by notice in writing to the Master Servicer and shall become effective upon receipt of such notice by the Master Servicer and the acceptance of such appointment by such successor or successors.

(c) On and after the receipt by the Master Servicer of written notice of termination, if applicable, and the acceptance by the successor or successors to the Master Servicer, all obligations and duties imposed upon the Master Servicer under this Master Agreement shall pass to and vest in the successor or successors named in the notice, and such successor or successors shall be authorized, and hereby are authorized, to take all such action and execute and deliver all such instruments and documents on behalf of the Master Servicer, as attorney in fact or otherwise, as may be necessary and appropriate to effect the purposes of such written notice.  The Master Servicer shall pay the reasonable costs and expenses relating to a transition to a successor Master Servicer.

(d) This Section 5.12 shall survive any termination of this Master Agreement and any termination of this Master Agreement shall not prejudice the rights of the Master Servicer to recover any amounts due to the Master Servicer under this Master Agreement.

Section 5.13. Inspection Rights.  The Master Servicer shall, upon three (3) Business Days' prior written request from the Purchaser, during normal business hours, permit the Purchaser to examine the Servicing Files which relate to Qualified Loans.  These inspection rights shall extend to representatives of the Farm Credit Administration (as the Governmental Authority that regulates Farmer Mac).

Section 5.14. Limitation on Liability of the Master Servicer and Others.

(a) Neither the Master Servicer nor any of the directors, officers, employees or agents of the Master Servicer shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith and without gross negligence pursuant to this Master Agreement or for errors in judgment; provided, however, that this provision shall not protect the Master Servicer or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder.  The Master Servicer and any director, officer, employee or agent of the Master Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.  The Master Servicer and any director, officer, employee or agent of the Master Servicer shall be indemnified by the Purchaser and held harmless by the Purchaser against any loss, liability or expense incurred in connection with any legal action relating to this Master Agreement, the transactions contemplated hereby or thereby, the Master Servicer's duties in connection therewith, other than any unrecovered Servicing Fee or Servicing Advance related to any specific Qualified Loan or Qualified Loans and any loss, liability or expense incurred by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder.

(b) The Master Servicer shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its respective duties under this Master Agreement and for which it will not be reimbursed or indemnified hereunder; provided, however, that the Master Servicer may in its discretion undertake any such action it may deem necessary or desirable in respect to this Master Agreement and the rights and duties of the parties hereto and the interests of the Purchaser hereunder.  In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Master Servicer entitled to be reimbursed therefore out of amounts attributable to the Qualified Loans on deposit in the Collection Account as provided by Section 5.04 and otherwise pursuant to Section 5.14(a).

(c) The Master Servicer and its directors, officers, employees and agents shall be deemed to have exercised the degree of skill and care appropriate hereunder if such Person has acted in accordance with Customary Servicing Procedures and in good faith in (i) managing, administering, servicing, making collections, foreclosing, counseling with respect to, and supervising the Qualified Loans; (ii) administering, interpreting, and enforcing the Mortgages, Mortgage Notes and all forms, documents and certificates required thereunder; (iii) fulfilling all obligations hereunder; and (iv) all duties, obligations and actions taken in respect of the Mortgaged Property.

Section 5.15. Statements and Certificates to Purchaser.

(a) Within sixty (60) days after the close of each calendar year, beginning with the calendar year ending December 31, 2009, the Master Servicer shall deliver to Farmer Mac a Servicing Certificate.  If the aggregate outstanding principal balance of all the Qualified Loans purchased by Farmer Mac under this Master Agreement exceeds $500 million in the future, the Master Servicer shall also provide such assertion letters and attestation reports as Farmer Mac may require to reasonably comply with applicable laws and regulations, the form of which letters and reports shall be agreed upon between Farmer Mac and the Master Servicer.

(b) Within one hundred and twenty (120) days after the close of each fiscal year of the Master Servicer, beginning with the fiscal year ending in 2009, the Master Servicer shall deliver to Farmer Mac a copy of the report of independent accountants respecting the Master Servicer’s, or the Master Servicer’s parent corporation’s, consolidated financial statements for the preceding fiscal year.

(c) The Master Servicer agrees to indemnify and hold harmless each of Farmer Mac, each person or entity, if any, who “controls” Farmer Mac within the meaning of the Securities Act of 1933, as amended, and their respective officers and directors (collectively, the “Indemnitees”) against any and all losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, fees and expenses that any Indemnitee may sustain arising out of third party claims (including any criminal or civil action brought by a government agency or department) based on the failure of the Master Servicer to deliver or cause to be delivered when required the reports required under this Section 5.15 or any material misstatement or material omission therein.  If the indemnification provided for herein is unavailable or insufficient to hold harmless any Indemnitee, then the Master Servicer agrees that it shall contribute to the amount paid or payable by the Indemnitee as a result of the losses, claims, damages or liabilities of the Indemnitee in such proportion as is appropriate to reflect the relative fault of the Indemnitee on the one hand and the Master Servicer on the other.

(d) In approving CFC as the Master Servicer, a major consideration is the information the CFC has provided about CFC’s servicing qualifications and financial status.  Consequently, CFC shall notify Farmer Mac promptly of:  (1) any event resulting in the filing by CFC of a Current Report on Form 8-K with the SEC; (2) a material adverse change in the financial condition of CFC or any Affiliate that could materially and adversely affect Farmer Mac’s interests in the Qualified Loans; or (3) a loss of any license, qualification to transact business or exemption therefrom in any state where such loss would materially and adversely impact CFC’s authority or ability to perform its obligations under this Master Agreement.

Section 5.16. Annual Independent Public Accountants’ Servicing Statement; Financial
Statements.

Farmer Mac shall provide at least sixty (60) days written notice to Master Servicer prior to the filing of a registration statement with respect to any Securities Offering.  Farmer Mac shall pay the following fees and costs to the extent incurred in connection with the offering of securities pursuant to a registration statement under the Securities Act of 1933, as amended:  (i) the fees and costs associated with the filing of a registration statement or other offering document with any Governmental Authority, (ii) the fees and expenses of Farmer Mac’s counsel, (iii) any fees and expenses associated with having the securities rated, (iv) underwriting commissions and discounts of Farmer Mac’s underwriters for the sale of the securities, (v) the reasonable fees and expenses of CFC’s counsel, (vi) the reasonable fees and expenses of CFC’s auditors, and (vii) printing costs of the prospectus or other offering documents.

The Master Servicer shall, at its own expense, on or before seventy-five (75) days after the end of each calendar year, commencing with the calendar year, if any, during which Purchaser has consummated a Securities Offering, and each calendar year thereafter during which such Securities Offering is subject to a reporting obligation under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, cause a firm of independent public accountants (who may also render other services to the Master Servicer or any affiliate thereof) which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has, with respect to the Master Servicer’s servicing operations under this Master Agreement with respect to such Securities Offering, examined such operations in accordance with the requirements of Item 1122 of Regulation AB, stating such firm’s conclusions relating thereto.  The Master Servicer shall also provide (i) a servicer compliance statement as contemplated by Item 1123 of Regulation AB, and (ii) such information as may be necessary or appropriate in order to fulfill the requirements set forth in Item 1108 of Regulation AB.

ARTICLE VI
Miscellaneous

Section 6.01. Governing Law.  The terms of this Master Agreement shall be governed by, and construed in accordance with, federal law.  To the extent federal law incorporates state law, that state law shall be the laws of the State of New York.

Section 6.02. Demands, Notices, Communications.  All formal demands, notices and communications by and between the Master Servicer, and Purchaser shall be in writing and delivered in person or by an overnight delivery service, in each case with proof of delivery:

If to the Purchaser or Farmer Mac:

Federal Agricultural Mortgage Corporation
1133 21st Street, N.W., Suite 600
Washington, DC 20036
Fax:  202-872-7713
Attention of: Chief Financial Officer

With a copy also to:
Federal Agricultural Mortgage Corporation
1133 21st Street, N.W., Suite 600
Washington, DC 20036
Fax:  202-872-7713
Attention of: General Counsel

With a copy also to:
Federal Agricultural Mortgage Corporation
1133 21st Street, N.W., Suite 600
Washington, DC 20036
Fax:  202-872-7713
Attention of: Chief Operating Officer

If to Master Servicer:

National Rural Utilities Cooperative Finance Corporation
2201 Cooperative Way
Herndon, VA 20171-3025
Telephone:  703-709-6718
Fax:  703-709-6779
Attention of: Steven L. Lilly, Senior Vice President &
 Chief Financial Officer
With a copy to:

National Rural Utilities Cooperative Finance Corporation
2201 Cooperative Way
Herndon, VA 20171-3025
Telephone:  703-709-6716
Fax:  703-709-6779
Attention of: Robert Geier, Vice President and Controller

With a copy also to:

National Rural Utilities Cooperative Finance Corporation
2201 Cooperative Way
Herndon, VA 20171-3025
Telephone:  703-709-6712
Fax:  703-709-6811
Attention of: John J. List, Esq., Senior Vice President &
   General Counsel
With a copy also to:

National Rural Utilities Cooperative Finance Corporation
2201 Cooperative Way
Herndon, VA 20171-3025
Telephone:  703-709-6751
Fax:  703-709-6776
Attention of: Leslie Ebert, Director, Strategic Project Management

Any notice so delivered within the time prescribed in this Master Agreement shall be conclusively presumed to have been duly given whether or not the intended recipient receives such notice, provided that the party giving such notice has received proof of delivery.

Section 6.03. Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Master Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Master Agreement and shall in no way affect the validity or enforceability of the other provisions of this Master Agreement.

Section 6.04. Amendment.  This Master Agreement may be amended from time to time or the provisions hereof may be waived or otherwise modified by the parties hereto only by written agreement signed by the parties hereto.

Section 6.05. Counterparts.  This Master Agreement may be executed in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 6.06. Authorized Officers.  The manual or facsimile signature of any individual appearing on this Master Agreement, or any document or certificate issued pursuant to this Master Agreement, and which is designated as the signature of a Responsible Officer of any Person, shall constitute conclusive evidence that such individual is, in fact, authorized to execute such document, notwithstanding that such authorization may have lapsed prior to the effective date of such document.

Section 6.07. Assignability.  Except as provided in Section 5.12, this Master Agreement shall not be assigned by either of the parties hereto without the prior written consent of the other party; provided, however, that Farmer Mac may, without the prior consent of the Master

Servicer, assign this Agreement to any subsidiary of Farmer Mac or any Trust or any special purpose entity formed to hold the Qualified Loans.  Farmer Mac shall promptly notify the Master Servicer of any such assignment.  For purposes of this Section 6.08 only, it is agreed that delegation by the Master Servicer permitted pursuant to Section 5.01(f) shall not be deemed an attempted assignment or transfer of servicing prohibited by this Master Agreement, but a Change in Control of the Master Servicer shall be deemed an attempted assignment or transfer of servicing prohibited by this Master Agreement without the prior written consent of Farmer Mac.  Any attempted assignment or transfer contrary to the provisions of this Section 6.08 shall be null, void, and of no force or effect.

[SIGNATURES FOLLOW ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto hereby execute this Master Agreement as of the day and year first above written.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION, as Purchaser

By:	/s/ TIMOTHY L. BUZBY
Name:	Timothy L. Buzby
Title:	Vice President - CEO

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, as Seller and Master Servicer

By:	/s/ JOHN J. LIST
Name:	John J. List
Title:	Senior Vice President

EXHIBIT 1
FORM OF ASSIGNMENT

On this _______ day of ________, 200_, National Rural Utilities Cooperative Finance Corporation (the "Seller"), as Seller under that certain Master Sale and Servicing Agreement, dated as of July 24, 2009 (the "Master Agreement"), does hereby sell, transfer, assign, set over and convey to Federal Agricultural Mortgage Corporation (the "Purchaser"), as Purchaser under the Master Agreement, without recourse, but subject to the terms of the Master Agreement, all right, title and interest of the Seller in and to the Qualified Loans listed on the schedule attached hereto as Schedule 1, together with the related documents  and all rights and obligations arising thereunder.  The ownership of each Qualified Loan and the related documents is vested in the Purchaser and the ownership of all records and documents with respect to the related Qualified Loan prepared by or which come into the possession of the Seller shall immediately vest in the Purchaser and shall be retained and maintained, in trust, by the Seller at the will of the Purchaser in such custodial capacity only.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Master Agreement.

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, as Seller and Master Servicer

By:
Name:
Title:

EXHIBIT 2

FORM OF COMMITMENT LETTER

[Date]

Federal Agricultural Mortgage Corporation
1133 Twenty-First Street, N.W.
Suite 600
Washington, DC 20036

Re: [Loan ID]

Ladies and Gentlemen:

National Rural Utilities Cooperative Finance Corporation (the "Seller") agrees to sell and Federal Agricultural Mortgage Corporation (the "Purchaser") agrees to purchase certain Qualified Loans, as described herein, pursuant to the terms and conditions of that certain Master Sale and Servicing Agreement, dated as of July 24, 2009 (the "Master Agreement").

Capitalized terms used and not defined herein shall have the meaning(s) ascribed thereto in the Agreement.

[Note:  The following information may be included on an attached schedule/spreadsheet.  Bracketed terms in italics reflect terms of the initial series of Qualified Loans that Seller intends to originate and sell pursuant to this Master Agreement.]

1.  Sale Date (same as Commitment Expiration Date):  [First Business Day of Month]

2.  Mortgage Loans: [#] [$]

3.  Purchase Price: [100% of Principal Balance]

4.  Mortgage Loan Interest Rate:

Rate Index                                                      [One-Month Libor]

Reset Margin                                           _____ basis points

Servicing Fee Rate                                                      _____ basis points [35]

4.  Scheduled Installment Payment Dates: [February 1 & August 1]

5.  First Principal Payment Date: [First Payment Date after First Billing Cycle]

6.  First Interest Payment Date: [First Payment Date]

7.  Interest Rate Reset Date: [first day of each month]

8.  Amortization Term:  [15  Years or 25 Years]

9. Amortization Method: [Level Debt Service]

10.  Maturity Date: [15 Years]

11.  Wire Instructions:

12.  Delivery:  The sale and purchase of Qualified Loans under this letter agreement is mandatory no later than the Sale Date.  All Mortgage Files shall be delivered to Purchaser or Purchaser's custodian, in accordance with the terms and conditions of the Master Agreement.

14.  Additional Terms:

(Signature Page to Follow)

This letter agreement and the Master Agreement together contain the entire agreement relating to the subject matter hereof between us and supersedes any prior oral or written agreement between us.  This letter agreement may only be amended by a written document signed by both Seller and Purchaser.  This letter agreement shall be kept confidential unless otherwise agreed to in writing by Seller and Purchaser or otherwise required by law.

Please confirm that the foregoing specifies the terms of our agreement by signing and returning this letter via e-mail to capitalmarkets@farmermac.com and AccountingOps@farmermac.com [or facsimile to [__________]] no later than __________, 200__.

This letter may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original, and shall be governed by the laws of the State of New York.

Very truly yours,

FEDERAL AGRICULTURAL
MORTGAGE CORPORATION,
as Purchaser

By:
Name:
Title:

Accepted and Agreed:

NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION, as Seller and Master Servicer

By:
Name:
Title:

EXHIBIT 3

FORM OF DEFAULTED AND QUALIFIED LOAN EXCEPTION REPORT

QUALIFIED REPORT:

Coop ID	Loan Number	Date of Payment	Total Payment Amount	Principal Payment Amount	Interest Payment Amount	Servicing Fee Amount	Net Interest Payment Amount

                                                                Date:  __________________

DEFAULT REPORT:

Borrower Name	Coop ID	Payment Due Date	Servicer’s Comments

                                                                Date: __________________

EXHIBIT 4

Coop ID	Borrower	Loan Number	Loan Amount	Sale Date	Maturity Date	Servicing Fee	Payment Frequency

FORM OF LOAN SETUP FILE

EXHIBIT 5
FORM OF MASTER SERVICER’S REPORT

Coop ID	Loan Number	Beginning Principal Balance	Ending Principal Balance	Loan Interest Rate (Base Rate)	Gross Monthly Interest Accrual	Delinquency Code

Delinquency Codes:

Delinquency Code	Delinquency Code Description
1	Current
2	30-60 Days
3	60-90 Days
4	90-180 Days
5	180+ Days
6	Foreclosure
7	Bankruptcy
8	REO

EXHIBIT 6

FORM OF SERVICING CERTIFICATE

I, [name of certifying individual], a duly elected and acting officer of National Rural Utilities Cooperative Finance Corporation (the “Master Servicer”), certify pursuant to Section 5.15(a) of the Master Sale and Servicing Agreement dated as of July 24, 2009 (as it may be amended from time to time, the “Servicing Agreement”) between the Master Servicer and Federal Agricultural Mortgage Corporation (“Farmer Mac”) to Farmer Mac and each person or entity, if any, who “controls” Farmer Mac within the meaning of the Securities Act of 1933, as amended, and their respective officers and directors, with respect to the calendar year immediately preceding the date of this Certificate (the “Relevant Year”), as follows:

1.           I am responsible for reviewing the activities performed by the Master Servicer under the Servicing Agreement during the Relevant Year.

2.           Based upon the review required by the Servicing Agreement and except as disclosed in this Officer’s Certificate or in any accountants’ statement provided pursuant to Section 5.15(a) or Section 5.16 of the Servicing Agreement, to the best of my knowledge, the Master Servicer has fulfilled all of its obligations under the Servicing Agreement throughout the Relevant Year.

3.           The Master Servicer has a comprehensive disaster recovery and business continuity plan that includes the following elements:

(a)           duplication of the Servicer’s production information systems at an off-site facility coupled with an extensive business recovery plan to utilize those remote systems;

(b)           replication of the Master Servicer’s production data in real time to the recovery site;

(c)           processes for each of the Master Servicer’s operating groups to conduct business with a view to minimizing disruption for customers;

(d)           periodic disaster recovery exercises that include both the information technology group and business areas;

(e) contracts with an external vendor for facilities to house the Master Servicer’s backup systems as well as office space and related office equipment; and

(f) backup tapes stored at an off-site storage location managed by an external vendor.

4.           With respect to each Mortgaged Property, except as identified in writing to Farmer Mac, the Master Servicer has received no notification of a delinquency in the payment of all insurance premiums, assessments, taxes and other charges that may become liens having precedence over the related Mortgage.

5.           For purposes of this Officer’s Certificate, “Relevant Information” means the information included herein for the Relevant Year and the information in all Master Servicer’s Reports provided by the Master Servicer pursuant to Section 5.15(a) of the Servicing Agreement during the Relevant Year.  To the best of my knowledge, the Relevant Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein which is necessary to make the statements made therein, in light of the circumstances under which such statements were made, not misleading as of the last day of the Relevant Year.

DATED as of _______________.

                                                    _____________________________________
                                                    Name:________________________________
                                                    Title:_________________________________

EXHIBIT 7

FORM OF INVOICE REGISTER REPORT

	Coop ID	Loan Number	Interest	Principal	Total

Billing Period:

EXHIBIT 8

FORM OF REMITTANCE RECONCILIATION REPORT

To:

From:

Date:

Re:	Month/Year Remittance Amount

The amount to be transferred on the Month/Year Distribution Date is as follows:

	Interest	$
Principal
Principal Prepayments
Prepayment Premiums
Investment Account Earnings
Late Charges
	Total Remittance	$